EXHIBIT 23.1

[MAYER HOFFMAN MCCANN P.C. LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

PRIVATEBANCORP, INC.

We consent to the incorporation, by reference, in the Registration Statement (Nos. 333-132509 and 333-43830) on Form S-8 of PrivateBancorp, Inc. filed on March 17, 2006, and August 15, 2000, respectively, of our report dated June 20, 2007, relating to the financial statements and schedule of PrivateBancorp, Inc. Savings and Retirement Plan included in the December 31, 2006, Annual Report on Form 11-K/A of PrivateBancorp, Inc. Savings, Retirement and Employee Stock Ownership Plan.

/s/MAYER HOFFMAN MCCANN P.C.
Chicago, IL 60606
July 9, 2007